Pricing Supplement No. 13 dated April 5, 2006	Filed under Rule 424(b)(3)
(to Prospectus dated January 5, 2005	File No. 333-107132
and Prospectus Supplement dated June 9, 2005)

SLM Corporation

Medium Term Notes, Series A

Due 9 Months or Longer From the Date of Issue

Principal Amount:	$750,000,000	Floating Rate Notes: ☐	Fixed Rate Notes: ☒

Original Issue Date:	April 12, 2006	Closing Date: April 12, 2006	CUSIP Number: 78442F DY 1

Maturity Date:	April 25, 2011	Option to Extend Maturity: ☒ No ☐ Yes If Yes, Final Maturity Date:	Specified Currency: U.S. Dollars

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.
	☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:
Interest Rate: 5.45%.	Interest Payment Dates: Each April 25th and October 25th during the term of the Notes, beginning October 25, 2006, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method: 30/360

Interest Periods:                From and including the Closing Date or each April 25th and October 25th  thereafter, as the case may be, to and including the next succeeding April 24th and October 24th, as the case may be, with no adjustment to period end dates for accrual purposes; provided that the first Interest Period will extend from the Closing Date to and including October 24, 2006.

Lead Managers

Citigroup	Barclays Capital	Lehman Brothers

Co-Managers
BNP Paribas	Credit Suisse	HSBC
RBS Greenwich Capital		UBS Investment Bank

April 5, 2006

Form:	Book-entry.

Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:	JPMorgan Chase Bank, National Association, formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Agents:	The following agents are acting as underwriters in connection with this issuance.

Agents	Principal Amount of Notes
Citigroup Global Markets Inc.	$200,000,000.00
Barclays Capital Inc.	200,000,000.00
Lehman Brothers Inc.	200,000,000.00
BNP Paribas Securities Corp.	30,000,000.00
Credit Suisse Securities (USA) LLC	30,000,000.00
Greenwich Capital Markets, Inc.	30,000,000.00
HSBC Securities (USA) Inc.	30,000,000.00
UBS Securities LLC	30,000,000.00

Total	$750,000,000.00

Issue Price:	99.845%.

Agents’ Commission:	0.325%.

Net Proceeds:	$746,400,000.

Concession:	0.225%.

Reallowance:	0.150%.

CUSIP Number:	78442F DY 1.

ISIN Number:	US78442FDY16.

An affiliate of one of the underwriters has entered into a swap transaction in connection with the Notes and may have received compensation in connection with that transaction.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.